UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2002

STEWART ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	0-19508 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events
CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF PRO FORMA DILUTED EARNINGS PER SHARE TO REPORTED DILUTED EARNINGS PER SHARE
SUPPLEMENTAL FINANCIAL INFORMATION
Item 9. Regulation FD Disclosures
COMPANY FORECASTS FOR FISCAL YEAR 2003
COMPANY NOTES TO FORECASTS FOR FISCAL YEAR 2003
Cautionary Statements
Risks Related to the Company’s Business
Risks Related to the Death Care Industry
SIGNATURE

Item 5. Other Events

     On December 17, 2002 the Company issued the following press release.

CONTACT:	Kenneth C. Budde	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880

STEWART ENTERPRISES REPORTS EARNINGS FOR FOURTH QUARTER 2002
AND IS POISED TO SHIFT TO A BUSINESS MODEL OF DISCIPLINED AND BALANCED GROWTH

METAIRIE, LA, December 17, 2002 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) reported today its results for the fourth quarter and fiscal year 2002. During 2002, the Company completed the sale of all of its foreign operations receiving cash proceeds within its estimated range. With the application of sale proceeds, tax benefits and cash flow, the Company is on track to reach its debt goal of $500 million and has made notable improvement in its capital structure. The Company is now poised to shift its business model to disciplined and balanced internal and external growth.

The Company reported net earnings of $8.8 million and $31.9 million, or $0.08 and $0.29 per diluted share, for the fourth quarter and fiscal year ended October 31, 2002, respectively. Excluding the noncash loss on assets held for sale reported in the third quarter of 2002, pro forma earnings for the fiscal year ended October 31, 2002 were $43.1 million, or $0.40 per diluted share. Pro forma financial information is being presented by the Company in this press release to enhance the comparability of financial information and results of operations from period to period. A reconciliation of pro forma diluted earnings per share to reported diluted earnings per share for the three and twelve months ended October 31, 2002 and 2001 is presented in a table following the Company’s Consolidated Statements of Earnings.

William E. Rowe, President and Chief Executive Officer stated, “Our Company has had a solid year. We feel strongly that our success can be attributed to the spirit and quality of our people. We are very proud of our employees for having delivered on our goals and objectives during these past three challenging years. Today, our capital structure is solid, and our Company is at an inflection point. We’ve been growing our Company internally, but this is the first time in over four years that we are positioned to grow our business both internally and externally using our cash flow.”

Once the Company adopted a plan to sell its foreign operations and certain small domestic businesses during the third quarter of 2001, it began segregating the operating results of these businesses from the operations it plans to retain. The discussion and the supplemental schedules included in this press release segregate these revenues and costs in order to present the Company’s ongoing operating results on a comparable basis within its funeral and cemetery segments. The Company’s “operations to be retained” consist of those businesses it has owned and operated for all of the current and

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prior fiscal year and which it plans to retain (“existing or core operations”) plus those businesses it has opened during the current and prior fiscal year and plans to retain (“opened operations”). “Closed and held for sale operations” consist of those that have been sold or closed during the current and prior fiscal year and the businesses that are being offered for sale.

The Company experienced an increase in funeral revenues from its operations to be retained of $6.7 million for fiscal year 2002 compared to fiscal year 2001. This increase was driven by a 3.2 percent increase in the average revenue per funeral call, partially offset by a 0.2 percent decrease in the number of funeral calls performed, representing 120 calls out of over 73,000 families served for the year. This performance compares favorably to the Centers for Disease Control and Prevention (“CDC”) data which reports a decline in the number of deaths across the country of 3.9 percent for the same twelve-month period.

Brian J. Marlowe, Chief Operating Officer, commented, “Our funeral business continues to produce strong results. The ultimate driver of our success is how we make a difference to each family served by this Company every day. Through our custom funeral planning, we are helping families celebrate the lives of loved ones in a very personal way. We believe our ability to enhance consumer choices and personalization, combined with our sincere commitment to each family, has a direct impact on our average revenue per funeral call and our market share.”

Cemetery revenues from operations to be retained decreased by $16.5 million in fiscal year 2002 compared to fiscal year 2001, primarily due to a decline in preneed property sales and merchandise deliveries and a decrease in perpetual care trust earnings.

Mr. Marlowe stated, “This year we have invested approximately $41 million in our preneed program, below our goal of about $50 million. Considering the economic conditions that the sales force has been faced with during fiscal year 2002, we are very proud that they have achieved approximately 95 percent of their preneed sales plan. Notwithstanding this accomplishment, the current mix of preneed sales is still not quite where we would like it to be, particularly with preneed property sales below what we consider the optimal mix. This has kept downward pressure on our cemetery revenues. We continue to turn the dials with regard to mix, but we are generally pleased with the performance of our preneed sales program. We are rebuilding our preneed program in a strategic and prudent manner. We are focused on ensuring growth in our future revenue and cash flow stream by managing preneed sales at moderated levels. Our goal is to maintain our high margins, improve the quality of our sales and continue to achieve our cash flow objectives.”

Including $17 million of tax benefits realized related to the sale of the Company’s foreign operations, cash flow from operations for the fiscal year ended October 31, 2002 was approximately $90 million, and free cash flow was approximately $74 million.

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Fourth Quarter Results For Total Operations

•	The Company reported net earnings of $8.8 million, or $0.08 per diluted share, compared to net earnings of $7.3 million, or $0.07 per diluted share, in the fourth quarter of 2001.

•	Total funeral revenues decreased $16.3 million to $76.0 million, primarily due to the disposition of the Company’s foreign operations and other assets.

•	Total cemetery revenues decreased $4.7 million to $56.5 million, primarily due to a decline in merchandise deliveries and the impact of the sale of the Company’s foreign operations.

•	EBITDA (defined as earnings before interest expense, taxes, depreciation and amortization) was $40.3 million compared to $49.2 million for the fourth quarter of 2001. The reduction was primarily due to a decrease in gross profit from the sale of the Company’s foreign operations and a decrease in domestic EBITDA, which is primarily due to the decrease in revenue combined with the high fixed-cost nature of the funeral and cemetery businesses.

•	Depreciation and amortization was $13.8 million for the fourth quarter of 2002 compared to $19.1 million for the corresponding period in 2001, which included $4.7 million in goodwill amortization ($3.7 million domestic) for the fourth quarter of 2001.

•	Investment income was $0.1 million compared to $0.4 million for the fourth quarter of 2001.

•	Other income, net, was $1.0 million compared to $1.4 million for the fourth quarter of 2001.

•	Interest expense decreased $4.4 million to $14.0 million, due principally to a $177.5 million decrease in the average debt outstanding during the quarter ended October 31, 2002.

Year-To-Date Results For Total Operations

•	The Company reported net earnings of $31.9 million, or $0.29 per diluted share, compared to a net loss of $408.7 million, or $3.81 per diluted share, for fiscal year 2001.

•	Excluding nonrecurring charges, pro forma net earnings were $43.1 million, or $0.40 per diluted share, compared to $51.9 million, or $0.48 per diluted share, for fiscal year 2001. Excluding nonrecurring charges and adjusting for the elimination of goodwill amortization as required by Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”) “Goodwill and Other Intangible Assets,” pro forma net earnings for the fiscal year ended October 31, 2001 would have been $69.4 million, or $0.65 per diluted share.

(Fiscal year 2002 nonrecurring charges consist of the loss on assets held for sale. Fiscal year 2001 nonrecurring charges consist of the loss on assets held for sale and other charges, the early extinguishment of debt and the cumulative effect of the accounting change relating to the adoption of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements.”)

•	Total funeral revenues decreased $65.1 million to $345.2 million, primarily due to the disposition of the Company’s foreign operations and other assets, partially offset by an increase in funeral revenue from operations to be retained.

•	Total cemetery revenues decreased $20.5 million to $236.1 million due to a reduction in preneed property sales and merchandise deliveries, a decline in the average return earned on the Company’s perpetual care trust funds and the impact of the sale of the Company’s foreign operations. The Company experienced an annual average return of 6.0 percent in its perpetual care trust funds for the fiscal year ended October 31, 2002, compared to an annual average return of 7.1 percent for fiscal year 2001.

•	Excluding the loss on assets held for sale, EBITDA was $186.3 million compared to $224.7 million for fiscal year 2001. The reduction was primarily due to a decrease in gross profit from the sale of the Company’s foreign operations, a decrease in cemetery gross profit and decreases in investment income and other income.

•	Depreciation and amortization was $56.2 million compared to $79.2 million in 2001, which included $19.3 million in goodwill amortization ($14.4 million domestic) for fiscal year 2001.

•	Investment income was $0.5 million compared to $5.2 million for fiscal year 2001. The decrease is principally due to the sale of the Company’s Mexican operations where investment income in the prior year resulted from an average cash balance of $25.3 million earning an average rate of 12.4 percent.

•	Other income, net, was $2.1 million compared to $7.2 million for fiscal year 2001. The decrease is principally due to the nonrecurring gains on the sale of excess cemetery property and other domestic assets in the prior year.

•	Interest expense decreased $1.2 million to $62.3 million, due to a $192.9 million decrease in the average debt outstanding during the fiscal year ended October 31, 2002, offset by an approximate 194 basis point increase in the Company’s average interest rate. The increase in the average rates resulted from higher interest costs associated with debt incurred in the Company’s refinancing transactions, which occurred on June 29, 2001.

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Fourth Quarter Results For Operations To Be Retained

•	Funeral revenues increased $0.1 million to $72.2 million, principally due to a 1.3 percent increase in the average revenue per call and a 0.8 percent increase in the number of services performed.

•	The cremation rate for these businesses was 39.0 percent for the fourth quarter of 2002.

•	Cemetery revenues decreased $3.2 million to $56.2 million, principally due to a decline in merchandise deliveries.

•	Funeral margins were 24.6 percent compared to 24.7 percent for the same period in 2001.

•	Cemetery margins were 22.8 percent compared to 22.2 percent for the same period in 2001. The increase is due to the elimination of goodwill amortization.

•	Gross margins were 23.8 percent compared to 23.6 percent for the same period in 2001.

•	Had the Company implemented SFAS No. 142 in 2001, the funeral margins, cemetery margins and gross margins of its operations to be retained would have been 28.0 percent, 24.4 percent and 26.4 percent, respectively, for the fourth quarter of 2001.

•	Funeral home goodwill amortization amounted to $2.4 million and cemetery goodwill amortization amounted to $1.3 million for the fourth quarter of 2001.

•	Domestic EBITDA, which is representative of operations to be retained, was $40.2 million, representing 31.1 percent of domestic revenue compared to $44.8 million, or 33.6 percent, in the fourth quarter of fiscal year 2001. As discussed above, the reduction is primarily due to the decrease in revenue combined with the high fixed-cost nature of the death care business.

Year-To-Date Results For Operations To Be Retained

•	Funeral revenues increased $6.7 million to $302.5 million, principally due to a 3.2 percent increase in the average revenue per call, slightly offset by a 0.2 percent decrease in the number of services performed.

•	The cremation rate for these businesses was 38.5 percent for the fiscal year ended October 31, 2002.

•	Cemetery revenues decreased $16.5 million to $231.6 million, principally due to a reduction in preneed property sales and merchandise deliveries and a decline in the average return on the Company’s perpetual care trust funds.

•	Funeral margins were 27.4 percent compared to 24.5 percent for the same period in 2001. The increase is due to the elimination of goodwill amortization.

•	Cemetery margins were 24.8 percent compared to 25.8 percent for the same period in 2001. The decrease is due to the decline in preneed property sales and merchandise deliveries and the decrease in perpetual care trust earnings, combined with the high fixed-cost nature of the cemetery business, which is partially offset by the elimination of goodwill amortization.

•	Gross margins were 26.3 percent compared to 25.1 percent for the same period in 2001.

•	Had the Company implemented SFAS No. 142 in 2001, the funeral margins, cemetery margins and gross margins of its operations to be retained would have been 27.6 percent, 27.7 percent and 27.6 percent, respectively, for fiscal year 2001.

•	Funeral home goodwill amortization amounted to $9.2 million and cemetery goodwill amortization amounted to $4.8 million for fiscal year 2001.

•	Excluding the loss on assets held for sale, domestic EBITDA, which is representative of operations to be retained, was $179.3 million, representing 33.3 percent of domestic revenue compared to $195.8 million, or 35.5 percent, for fiscal year 2001. The reduction is primarily due to decreases in cemetery gross profit, investment income and other income.

Fourth Quarter Results For Existing (Core) Operations

•	The Company experienced a 1.5 percent increase in the average revenue per funeral call for the quarter, partially offset by a 0.3 percent decrease in the number of funeral calls performed by businesses it has owned and operated for all of this fiscal year and last and which it plans to retain. Data obtained from the CDC indicate a decrease in deaths across the country of 2.0 percent during the Company’s fiscal quarter ended October 31, 2002 compared to the same period in the prior year.

Year-To-Date Results For Existing (Core) Operations

•	The Company experienced a 3.5 percent increase in the average revenue per funeral call for the year, partially offset by a 1.5 percent decrease in the number of funeral calls performed by businesses it has owned and operated for all of

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this fiscal year and last and which it plans to retain. Data obtained from the CDC indicate a decrease in deaths across the country of 3.9 percent during the Company’s fiscal year ended October 31, 2002 compared to the same period in the prior year.

Cash Flow Results And Debt Reduction

•	Including $17 million of tax benefits realized related to the sale of the Company’s foreign operations, cash flow from operations for the year ended October 31, 2002 was approximately $90 million and free cash flow was approximately $74 million.

•	As of October 31, 2002 and December 10, 2002, the Company reported outstanding debt of $550.3 million and $548.6 million, respectively, excluding the Company’s $1.7 million ROARS option premium.

Progress on Initiatives

Mr. Rowe commented, “We have taken significant steps to achieve several initiatives, which we started in fiscal year 2000. These initiatives were designed to reposition and strengthen our Company for the future. We completed the sale of all of our foreign operations within our targeted timeframe, resulting in cash proceeds in our estimated range. Our goal was to sell our foreign operations and receive proceeds including tax benefits in the range of $200 million to $250 million. Now that all sales are completed, we expect to ultimately receive total proceeds of approximately $245 million. We have received $203 million of the proceeds and expect to realize the majority of the remaining proceeds of approximately $42 million of income tax benefits during 2003. Another goal was to reduce our debt balance from its high in 2000 of $961 million to $500 million during 2003. With debt outstanding of approximately $550 million as of October 31, 2002, and with our expected future tax proceeds, we will need less than $10 million of our cash flow to achieve our debt target.”

Long-Term Growth Plan

The Company’s current goal is to improve the results from its existing businesses by growing revenue by approximately 50 to 100 basis points greater than the growth in its cost of sales. Management believes that this alone will produce high single-digit growth in earnings per share. The Company’s longer-term objective, however, is to return to double-digit growth through the disciplined execution of its long-term growth plan.

Mr. Rowe concluded, “There are a variety of growth opportunities available to us now. Certainly, acquiring high-quality cemeteries and funeral homes that are priced within our guidelines and that fit our new business model will be a priority. We have begun the process of reentering the acquisition arena, but expect to move slowly and carefully. We will also continue to build funeral homes in our cemeteries, construct funeral homes in third-party cemeteries and open freestanding funeral homes in select markets. Our stated investment goal is to produce a 15 percent to 20 percent internal rate of return on the deployment of our cash. We believe our Company now has significant opportunity for profitable growth. Our management team is committed to finding the most profitable way to deploy the Company’s free cash for the long-term.”

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in

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the United States, currently owning and operating 307 funeral homes and 150 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis. For fiscal year 2002, funeral operations accounted for approximately 60 percent of the Company’s total revenues, and cemetery operations accounted for the remaining 40 percent. The Company’s funeral homes offer a wide range of services and products including funeral services, cremation, transportation services, removal and preparation of remains, caskets and flowers. Its cemetery operations sell cemetery property, merchandise and services. Cemetery property includes lots, lawn crypts, and family and community mausoleums. Cemetery merchandise includes vaults, monuments and markers. Cemetery services include burial site openings and closings and inscriptions.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss fourth quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is 1-800-218-8862. From outside the continental United States, call 303-262-2130. Interested parties may also listen to the live conference call via the Internet through Stewart Enterprises’ website at http://www.stewartenterprises.com.

To participate, please call the number or go to the website at least 15 minutes prior to the call. A replay of the call will be available on the Company’s website until December 31, 2002. Additional investor information is available at http://www.stewartenterprises.com.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

	Three Months Ended October 31,

	2002	2001

Revenues:
Funeral	$76,004	$92,305
Cemetery	56,505	61,250

Total revenues	132,509	153,555

Costs and expenses:
Funeral	58,423	71,933
Cemetery	43,813	48,682

Total costs and expenses	102,236	120,615

Gross profit	30,273	32,940
Corporate general and administrative expenses	4,860	4,638

Operating earnings	25,413	28,302
Interest expense	(13,950)	(18,399)
Investment income	131	424
Other income, net	959	1,353

Earnings before income taxes	12,553	11,680
Income taxes	3,753	4,414

Net earnings	$8,800	$7,266

Net earnings per common share:
Basic	$.08	$.07

Diluted	$.08	$.07

Weighted average common shares outstanding (in thousands):
Basic	108,018	107,614

Diluted	108,225	108,543

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)

	Twelve Months Ended October 31,

	2002	2001

Revenues:
Funeral	$345,200	$410,253
Cemetery	236,121	256,680

Total revenues	581,321	666,933

Costs and expenses:
Funeral	257,049	318,608
Cemetery	179,488	197,138

Total costs and expenses	436,537	515,746

Gross profit	144,784	151,187
Corporate general and administrative expenses	17,261	18,020
Loss on assets held for sale and other charges	18,500	269,158

Operating earnings (loss)	109,023	(135,991)
Interest expense	(62,339)	(63,572)
Investment income	505	5,212
Other income, net	2,132	7,170

Earnings (loss) before income taxes, extraordinary item and cumulative effect of change in accounting principles	49,321	(187,181)
Income tax expense (benefit)	17,455	(33,997)

Earnings (loss) before extraordinary item and cumulative effect of change in accounting principles	31,866	(153,184)
Extraordinary item — early extinguishment of debt, net of a $3,648 income tax benefit	—	(5,472)
Cumulative effect of change in accounting principles, net of a $166,669 income tax benefit	—	(250,004)

Net earnings (loss)	$31,866	$(408,660)

Basic earnings (loss) per common share:
Earnings (loss) before extraordinary item and cumulative effect of change in accounting principles	$.30	$(1.43)
Extraordinary item — early extinguishment of debt	—	(.05)
Cumulative effect of change in accounting principles	—	(2.33)

Net earnings (loss)	$.30	$(3.81)

Diluted earnings (loss) per common share:
Earnings (loss) before extraordinary item and cumulative effect of change in accounting principles	$.29	$(1.43)
Extraordinary item — early extinguishment of debt	—	(.05)
Cumulative effect of change in accounting principles	—	(2.33)

Net earnings (loss)	$.29	$(3.81)

Weighted average common shares outstanding (in thousands):
Basic	107,861	107,355

Diluted	108,299	107,355

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

RECONCILIATION OF PRO FORMA DILUTED EARNINGS PER SHARE
TO REPORTED DILUTED EARNINGS PER SHARE

Pro forma financial information is being presented by the Company in this press release to enhance the comparability of financial information and results of operations from period to period. To provide meaningful pro forma comparisons, the Company has excluded the losses on assets held for sale and other nonrecurring items for all periods presented. The Company has also adjusted the results of operations in 2001 to be consistent with the accounting presentation in 2002. The following table is a reconciliation of pro forma diluted earnings per share to reported diluted earnings per share. It presents adjustments to earnings per share for SFAS No. 142 adopted at the beginning of fiscal year 2002 as if it had been adopted at the beginning of fiscal year 2001, and excludes the loss on assets held for sale and other charges, the extraordinary item related to the early extinguishment of debt and the cumulative effect of a change in accounting principles.

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,

	2002	2001	2002	2001

Pro forma diluted earnings before loss on assets held for sale and other charges, extraordinary item and cumulative effect of change in accounting principles excluding goodwill amortization	$0.08	$0.11	$0.40	$0.65
Goodwill amortization	—	(0.04)	—	(0.17)

Diluted earnings before loss on assets held for sale and other charges, extraordinary item and cumulative effect of change in accounting principles	0.08	0.07	0.40	0.48
Loss on assets held for sale and other charges	—	—	(0.11)	(1.91)

Diluted earnings (loss) before extraordinary item and cumulative effect of change in accounting principles	0.08	0.07	0.29	(1.43)
Extraordinary item — early extinguishment of debt	—	—	—	(0.05)
Cumulative effect of change in accounting principles	—	—	—	(2.33)

Reported net earnings (loss) per diluted share	$0.08	$0.07	$0.29	$(3.81)

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands, except per share amounts)

	Three Months Ended October 31,

	2002	2001

Revenues:
Funeral
Operations to be retained	$72,190	$72,143
Closed and held for sale operations	3,814	20,162

Total funeral	76,004	92,305

Cemetery
Operations to be retained	56,160	59,351
Closed and held for sale operations	345	1,899

Total cemetery	56,505	61,250

Total revenues	132,509	153,555

Costs and expenses:
Funeral
Operations to be retained	54,467	54,301
Closed and held for sale operations	3,956	17,632

Total funeral	58,423	71,933

Cemetery
Operations to be retained	43,360	46,164
Closed and held for sale operations	453	2,518

Total cemetery	43,813	48,682

Total costs and expenses	102,236	120,615

Gross Profit:
Funeral
Operations to be retained	17,723	17,842
Closed and held for sale operations	(142)	2,530

Total funeral	17,581	20,372

Cemetery
Operations to be retained	12,800	13,187
Closed and held for sale operations	(108)	(619)

Total cemetery	12,692	12,568

Total gross profit	$30,273	$32,940

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in thousands, except per share amounts)

	Twelve Months Ended October 31,

	2002	2001

Revenues:
Funeral
Operations to be retained	$302,526	$295,775
Closed and held for sale operations	42,674	114,478

Total funeral	345,200	410,253

Cemetery
Operations to be retained	231,612	248,159
Closed and held for sale operations	4,509	8,521

Total cemetery	236,121	256,680

Total revenues	581,321	666,933

Costs and expenses:
Funeral
Operations to be retained	219,666	223,390
Closed and held for sale operations	37,383	95,218

Total funeral	257,049	318,608

Cemetery
Operations to be retained	174,196	184,257
Closed and held for sale operations	5,292	12,881

Total cemetery	179,488	197,138

Total costs and expenses	436,537	515,746

Gross Profit:
Funeral
Operations to be retained	82,860	72,385
Closed and held for sale operations	5,291	19,260

Total funeral	88,151	91,645

Cemetery
Operations to be retained	57,416	63,902
Closed and held for sale operations	(783)	(4,360)

Total cemetery	56,633	59,542

Total gross profit	$144,784	$151,187

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Item 9. Regulation FD Disclosures

COMPANY FORECASTS FOR FISCAL YEAR 2003

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The forecasts included herein were prepared by the Company’s management for the purpose of providing all investors with forward-looking financial information frequently sought by the investment community. The forecasts have not been audited or otherwise approved by the Company’s independent accountants or by any regulatory authority.

Accuracy of the forecasts is dependent upon assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The Company cautions readers that it assumes no obligation to update or publicly release any revisions to the forecasts made herein and, except to the extent required by applicable law, does not intend to update or otherwise revise the forecasts more frequently than quarterly.

The forecasts are based on a variety of estimates and assumptions made by management of the Company with respect to, among other things, industry performance; general economic, market, industry and interest rate conditions; preneed and at-need sales activities and trends; fluctuations in cost of goods sold and other expenses; capital expenditures; and other matters that cannot be accurately predicted, may not be realized and are subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may vary materially from those contained in the forecasts. More specific information about factors that could cause actual results to differ materially from these forecasts is included herein. See “Cautionary Statements.”

For these reasons, the forecasts should not be regarded as an accurate prediction of future results, but only of results that may be obtained if substantially all of management’s principal expectations and assumptions are realized. The Company does not represent or warrant, and assumes no responsibility for, the completeness, accuracy or reliability of the forecasts.

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COMPANY NOTES TO FORECASTS FOR FISCAL YEAR 2003

In October 2002, the Company announced the completion of the sale of its foreign operations. The total proceeds from the sale of foreign operations, including income tax benefits, is expected to be approximately $245 million. The Company has received $203 million of the proceeds and expects to realize the majority of the remaining proceeds of approximately $42 million, primarily income tax benefits, during 2003. During fiscal year 2002, the foreign businesses (Portugal, Spain, France, Canada and Argentina) provided gross profit of about $5.2 million. The reduction in operating earnings from the sale of the Company’s foreign operations is expected to be substantially offset by interest expense savings of approximately $3.3 million resulting from the use of proceeds from these sales to reduce the Company’s average debt balance. After adjusting for income taxes, the earnings contribution of the foreign businesses is $0.02 per diluted share.

The forecasts below do not include any impact from the potential redemption of the Remarketable Or Redeemable Securities (“ROARS”) in May 2003. Management is currently considering redeeming the ROARS as an alternative to allowing them to be remarketed when they mature on May 1, 2003. If they are redeemed, the Company must pay the remarketing dealer an amount equal to the contractually specified value of the remarketing right (the “Calculation Amount”). The Calculation Amount will depend largely on the then applicable 10-year Treasury rate, which was 4.07 percent at December 13, 2002. If the 10-year Treasury rate is 4.07 percent on May 1, 2003, the Calculation Amount would be $11.15 million. If the 10-year Treasury rate increases, the Calculation Amount will be lower than this amount. If the Treasury rate rises to 5.44 percent, the Calculation Amount will decrease to zero.

If the Company redeems the ROARS and is required to pay the Calculation Amount, interest expense would be increased for fiscal year 2003 by the amount of the Calculation Amount, and cash flow would be reduced by the same amount.

As indicated above, the Calculation Amount could be substantial; however, the Company received $5.8 million from the remarketing dealer at the time of the issuance of the ROARS for the right to remarket the ROARS, and the Company has had the use of these funds since that time.

As of October, 31, 2002, the Company had $1.7 million of unamortized ROARS option premium representing the unamortized portion of the $5.8 million payment made to the Company from the remarketing dealer at the time of the issuance of the ROARS for the right to remarket the ROARS. If the Company redeems the ROARS, interest expense for fiscal year 2003 would be reduced by the unamortized premium on May 1, 2003 of approximately $1.5 million.

The Company cannot predict the value of the 10-year treasury rate as of May 1, 2003 or whether the remarketing dealer will elect to remarket the ROARS, and the Company has not determined whether it will elect to redeem the ROARS if the remarketing dealer elects to remarket them. Accordingly, the Company has not included any impact from the potential redemption of the ROARS in fiscal year 2003 forecasts.

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Primarily due to expected internal growth from existing domestic operations, domestic earnings per share are expected to increase to a range of $0.40 to $0.43 for fiscal year 2003 excluding any impact from the potential redemption of the ROARS discussed above. Additionally, the Company expects a net reduction in interest expense to be substantially offset by an increase in insurance costs and a reduction in preneed funeral and cemetery trust earnings. The anticipated impact of these factors on earnings per share is summarized below:

Fiscal year 2002 consolidated earnings per share, as reported	$0.29
Loss on assets held for sale	$0.11
Fiscal year 2002 consolidated pro forma earnings per share including earnings from foreign operations sold	$0.40
Elimination of earnings contribution from the foreign operations sold during fiscal year 2002	$(0.02)
Fiscal year 2002 pro forma earnings per share for domestic operations	$0.38
Internal Growth

Domestic revenues are expected to grow approximately 50 to 100 basis points greater than the growth in cost of sales Accordingly, the Company expects to achieve internal growth in its domestic earnings per share of approximately
$0.02 to $0.05
Rising Insurance Costs
The terrorist attacks in the United States on September 11, 2001 and related subsequent events have resulted in higher insurance premiums. The volume of claims made in such a short span of time resulted in liquidity challenges that many insurers have passed on to their policyholders. Additionally, insurers have increased premiums to offset losses in equity markets due to recent economic conditions. The Company’s insurance costs are expected to increase materially in 2003. The reduction in fiscal year 2003 earnings per share is expected to be approximately	$(0.02)
Returns on Preneed Trust Funds

The Company has historically been successful in achieving an overall annual return of 8.0 percent to 9.0 percent in its preneed trust funds. However, the average return on the Company’s trust funds has been 5.8 percent, 6.3 percent and 4.3 percent, for fiscal years 2000, 2001 and 2002, respectively. The Company defers recognition of all earnings and losses realized by preneed trust funds until the underlying products and services are delivered. Consequently, the lower returns recently realized are expected to reduce the trust earnings to be recognized as revenue in 2003. The impact on fiscal year 2003 earnings per share is expected to be approximately
$(0.01)
Reduced Interest Costs
Interest expense is expected to decrease as a result of a reduction in the Company’s average debt balance. The decrease in interest expense resulting from the application of the foreign asset sale proceeds to repay debt is included above in determining the net impact of foreign asset sales. The remaining decrease in interest expense is expected to impact earnings per share by approximately	$0.03 (1)
Projected fiscal year 2003 earnings per share	$0.40 to $0.43(1)

(1)	Excludes the impact of the potential redemption of the ROARS in May 2003 as discussed above under “Company Notes to Forecasts for Fiscal Year 2003,” which could be material.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR THE FIRST QUARTER AND FISCAL YEAR 2003
(Unaudited)
(Dollars in millions, except per share amounts)

First Quarter 2003 Forecast

Revenue	$130 - $145
Gross profit	$30 - $45
Operating profit	$25 - $35
Interest expense (1)	$10 - $15
Diluted EPS (1)	$0.09 - $0.12
Depreciation and amortization	$10 - $15
EBITDA	$35 - $50

Fiscal Year 2003 Forecast

Income Statement Items
Revenue	$540 - $570
Gross profit	$130 - $150
Operating profit	$115 - $130
Interest expense (1)	$46 - $56
Diluted EPS (1)	$0.40 - $0.43
Cash Flow Items
Depreciation and amortization	$50 - $60
EBITDA	$165 - $190
Cash flow from operations (1)	$60 - $70
Free cash flow (1)	$50 - $55

(1)	Excludes the impact of the potential redemption of the ROARS in May 2003 as discussed above under “Company Notes to Forecasts for Fiscal Year 2003,” which could be material.

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Cautionary Statements

     The Company cautions readers that the following important factors, among others, in some cases have affected, and in the future, could affect, the Company’s actual consolidated results and could cause the Company’s actual consolidated results in the future to differ materially from the goals and expectations expressed in the forward-looking statements included herein and in any other forward-looking statements made by or on behalf of the Company.

Risks Related to the Company’s Business

If the remarketing dealer elects to remarket the Company’s $99.9 million outstanding 6.40 percent ROARS on May 1, 2003, and the Company elects to redeem them, the Company would be required to pay the remarketing dealer the value of its remarketing right at that time, which could have a material adverse effect on the Company’s fiscal year 2003 interest expense, earnings and cash flow.

     The ROARS and the impact of the potential redemption of the ROARS by the Company in May 2003 are discussed in the accompanying press release under the heading “Company Notes to Forecasts for Fiscal Year 2003.”

Earnings from and principal of trust funds and escrow accounts could be reduced by changes in stock and bond prices and interest and dividend rates or by a decline in the size of the funds.

     Earnings and investment gains and losses on trust funds and escrow accounts are affected by financial market conditions that are not within the Company’s control. Earnings are also affected by the mix of fixed-income and equity securities that the Company chooses to maintain in the funds, and it may not choose the optimal mix for any particular market condition. The size of the funds depends upon the level of preneed sales and maturities, the amount of investment gains or losses and funds added through acquisitions. Declines in earnings from perpetual care trust funds would cause a decline in current revenues, while declines in earnings from other trust funds and escrow accounts could cause a decline in future revenues and cash flow.

     Unrealized gains and losses in the funeral trust funds and cemetery merchandise trust funds have no immediate impact on the Company’s revenues, margins, earnings or cash flow, unless the fair market value of the funds were to decline below the estimated costs to deliver the underlying products and services. If that were to occur, the Company would record a charge to earnings to reduce the investment value down to the expected cost to deliver. Over time, gains and losses realized in the funds are allocated to underlying preneed contracts and affect the amount of the trust fund earnings the Company records when it delivers the underlying product or service. Accordingly, if current market conditions do not improve, the funds may eventually realize losses, and the Company’s revenues, margins, earnings and cash flow would be negatively affected by the reduced revenue the Company would realize when it delivers the underlying products and services. In addition, any significant or sustained investment losses could result in there being insufficient funds in the trusts to cover the cost of delivering services and merchandise or maintaining cemeteries in the future. Any such deficiency would have to be covered by cash flow, which could have a material adverse effect on the Company’s financial condition and results of operations.

Increased insurance costs may have a negative impact on earnings and cash flows.

     The terrorist attacks in the United States on September 11, 2001 and related subsequent events have resulted in higher insurance premiums. The volume of claims made in such a short span of time resulted in liquidity challenges that many insurers have passed on to their policyholders. Additionally, insurers have increased premiums to offset losses in equity markets due to recent economic conditions. While the Company’s insurance costs are expected to increase materially, the actual increase in insurance costs cannot be predicted.

The Company’s ability to achieve its debt reduction targets and to service its debt in the future depends upon the Company’s ability to generate sufficient cash, which depends upon many factors, some of which are beyond the Company’s control.

     The Company’s ability to achieve its debt reduction targets in the time frame projected depends upon the Company’s ability to generate sufficient cash from two main sources: (1) income tax benefits associated with the foreign asset sales and (2) its ongoing operations. The Company expects to generate capital gains against which the foreign asset sale capital losses may be offset. There can be no assurance that (1) the Company can realize the expected income tax benefits and (2) the Company will receive the tax benefits within its expected timeframe. The Company’s ability to realize the expected income tax benefits within the expected timeframe depends upon, among other things, the timing of the Company’s filing for capital loss carrybacks to apply against previously-taxed capital gains and the rate at which it can produce capital gains, if any. The Company’s ability to generate cash flow from operations depends upon, among other things, the number of deaths in the Company’s markets, competition, the level of preneed sales and maturities, the Company’s ability to control its costs, stock and bond market conditions, and general economic, financial and regulatory factors, much of which is beyond the Company’s control.

The Company may experience declines in preneed sales due to numerous factors including changes made to contract terms and sales force compensation, or a weakening economy. Declines in preneed sales would reduce the Company’s backlog and revenue and could reduce its future market share.

     In an effort to increase cash flow, the Company modified its preneed sales strategies early in fiscal year 2000 by increasing finance charges, requiring larger down payments and shortening installment payment terms. Later in fiscal year 2000, the Company changed the compensation structure for its preneed sales force. These changes, and the accompanying sales force attrition and adverse impact on sales force morale, caused preneed sales to decline. Although the Company does not anticipate making further significant changes in these areas, it may decide that further adjustments are advisable, which could cause additional declines in preneed sales. In addition, a weakening economy that causes customers to have less discretionary income could cause a decline in preneed sales. Declines in preneed cemetery property sales would reduce current revenue, and declines in other preneed sales would reduce the Company’s backlog and future revenue and could reduce future market share.

Increased preneed sales may have a negative impact on cash flow.

     Preneed sales of cemetery property and funeral and cemetery products and services are generally cash flow negative initially, primarily due to the commissions paid on the sale, the portion of the sales proceeds required to be placed into trust and the terms of the particular contract such as the size of the down payment required and the length of the contract. In fiscal year 2000, the Company changed the terms and conditions of preneed sales contracts and commissions and moderated its preneed sales effort in order to reduce the initial negative impact on cash flow. Nevertheless, the Company will continue to invest a significant portion of cash flow in preneed acquisition costs, which reduces cash flow available for other activities, and, to the extent preneed activities are increased, cash flow will be further reduced, and the Company’s ability to service debt could be adversely affected.

Price competition could reduce market share or cause the Company to reduce prices to retain or recapture market share, either of which could reduce revenues and margins.

     The Company’s funeral home and cemetery operations generally face intense competition in local markets that typically are served by numerous funeral homes and cemetery firms. The Company has historically experienced price competition primarily from independent funeral home and cemetery operators, and from monument dealers, casket retailers, low-cost funeral providers and other non-traditional providers of services or products. In the past, this price competition has resulted in losing market share in some markets. In other markets, the Company has had to reduce prices and thereby profit margins in order to retain or recapture market share. Increased price competition in the future could further reduce revenues, profit margins and the backlog.

Increased advertising or better marketing by competitors, or increased activity by competitors offering products or services over the Internet, could cause the Company to lose market share and revenues or cause the Company to incur increased costs in order to retain or recapture the Company’s market share.

     In recent years, marketing through television, radio and print advertising, direct mailings and personal sales calls has increased with respect to the sales of preneed funeral services. Extensive advertising or effective marketing by competitors in local markets could cause the Company to lose market share and revenues or cause it to increase marketing costs. In addition, competitors may change the types or mix of products or services offered. These changes may attract customers, causing the Company to lose market share and revenue or to incur costs in response to competition to vary the types or mix of products or services offered by the Company. Also, increased use of the Internet by customers to research and/or purchase products and services could cause the Company to lose market share to competitors offering to sell products or services over the Internet. The Company does not currently sell products or services over the Internet.

Increases in interest rates would increase the Company’s interest costs on its variable-rate long-term debt and could have a material adverse effect on the Company’s net income and earnings per share.

     As of December 10, 2002, $134.8 million of the Company’s long-term debt was subject to variable interest rates, although $100.0 million of that amount was fixed pursuant to the terms of interest rate swaps expiring in March of 2004 and 2005. Accordingly, any significant increase in interest rates could substantially increase the Company’s interest costs on its variable-rate long-term debt, which could decrease the Company’s net income and earnings per share materially.

Covenant restrictions under the Company’s senior secured credit facilities and senior subordinated note indenture limit the Company’s flexibility in operating its business.

     The Company’s senior secured credit facilities and the indenture governing the senior subordinated notes contain, among other things, covenants that restrict the Company’s and the subsidiary guarantors’ ability to finance future operations or capital needs or to engage in other business activities. They limit, among other things, the Company’s and the subsidiary guarantors’ ability to: borrow money; pay dividends or distributions; purchase or redeem stock; make investments; engage in transactions with affiliates; engage in sale leaseback transactions; consummate specified asset sales; effect a consolidation or merger or sell, transfer, lease, or otherwise dispose of all or substantially all assets; and create liens on assets. In addition, the senior secured credit facilities contain specific limits on capital expenditures as well as a requirement that the Company maintain a liquidity reserve that increases over time as long as any of the 6.70 percent Notes or 6.40 percent ROARS are outstanding. Furthermore, the senior secured credit facilities require the Company to maintain specified financial ratios and satisfy financial condition tests and prohibit payment of the 6.70 percent Notes and the 6.40 percent ROARS unless thereafter the Company will have liquidity no less than $25 million, as defined.

     These covenants may require the Company to act in a manner contrary to its business objectives. In addition, events beyond the Company’s control, including changes in general economic and business conditions, may affect its ability to satisfy these covenants. A breach of any of these covenants could result in a default allowing the lenders to declare all amounts immediately due and payable.

Risks Related to the Death Care Industry

Declines in the number of deaths in the Company’s markets can cause a decrease in revenues. Changes in the number of deaths are not predictable from market to market or over the short term.

     Declines in the number of deaths could cause at-need sales of funeral and cemetery services, property and merchandise to decline, which could decrease revenues. Although the United States Bureau of the Census estimates that the number of deaths in the United States will increase by approximately 1 percent per year from 2000 to 2010, longer lifespans could reduce the rate of deaths and changes from year to year are not predictable. For example, data obtained from the Centers for Disease Control and Prevention (“CDC”) indicate a decrease in deaths in the U.S. of 3.9 percent during the Company’s fiscal year ended October 31, 2002, compared to the same period in the prior year. In addition, changes in the number of deaths can vary among local markets and from quarter to quarter, and variations in the number of deaths in the Company’s markets or from quarter to quarter are not predictable. These variations can cause revenues to fluctuate.

     The Company’s comparisons of the change in the number of families served to the change in the number of deaths reported by the CDC from time to time may not necessarily be meaningful. The CDC receives weekly mortality reports from 122 cities and metropolitan areas in the United States within two to three weeks from the date of death and reports the total number of deaths occurring in these areas each week based on the reports received from state health departments. The comparability of the Company’s funeral calls to the CDC data is limited, as reports from the state health departments are often delayed, and the 122 cities reported on by the CDC are not necessarily comparable with the markets in which the Company operates. Nonetheless, the Company believes that the CDC data is the most comprehensive data of this kind available.

The increasing number of cremations in the United States could cause revenues to decline because the Company could lose market share to firms specializing in cremations. In addition, basic cremations produce no revenues for cemetery operations and lesser funeral revenues and, in certain cases, lesser profit margins than traditional funerals.

     The Company’s traditional cemetery and funeral service operations face competition from the increasing number of cremations in the United States. Industry studies indicate that the percentage of cremations has steadily increased and that cremations will represent approximately 40 percent of the United States burial market by the year 2010, compared to 25 percent in 1999. The trend toward cremation could cause cemeteries and traditional funeral homes to lose market share and revenues to firms specializing in cremations. In addition, basic cremations (with no funeral service, casket, urn, mausoleum niche, columbarium niche or burial) produce no revenues for cemetery operations and lower revenues than traditional funerals and, when delivered at a traditional funeral home, produce lower profit margins as well.

If the Company is not able to respond effectively to changing consumer preferences, the Company’s market share, revenues and profitability could decrease.

     Future market share, revenues and profits will depend in part on the Company’s ability to anticipate, identify and respond to changing consumer preferences. During fiscal year 2000, the Company began to implement strategies based on a proprietary, extensive study of consumer preferences it commissioned in 1999. However, the Company may not correctly anticipate or identify trends in consumer preferences, or it may identify them later than its competitors do. In addition, any strategies the Company may implement to address these trends may prove incorrect or ineffective.

Because the funeral and cemetery businesses are high fixed-cost businesses, positive or negative changes in revenue can have a disproportionately large effect on cash flow and profits.

     Companies in the funeral home and cemetery business must incur many of the costs of operating and maintaining facilities, land and equipment regardless of the level of sales in any given period. For example, the Company must pay salaries, utilities, property taxes and maintenance costs on funeral homes and maintain the grounds of cemeteries regardless of the number of funeral services or interments performed. Because the Company cannot decrease these costs significantly or rapidly when it experiences declines in sales, declines in sales can cause margins, profits and cash flow to decline at a greater rate than the decline in revenues.

Changes or increases in, or failure to comply with, regulations applicable to the Company’s business could increase costs or decrease cash flow.

     The death care industry is subject to extensive regulation and licensing requirements under federal, state and local laws where it operates. For example, the funeral home industry is regulated by the Federal Trade Commission, which requires funeral homes to take actions designed to protect consumers. State laws impose licensing requirements and regulate preneed sales. Embalming facilities are subject to stringent environmental and health regulations. Compliance with these regulations is burdensome on the Company, and it is always at risk of not complying with the regulations.

     In addition, from time to time, governments and agencies propose to amend or add regulations, which could increase costs or decrease cash flows. For example, federal, state, local and other regulatory agencies have considered and may enact additional legislation or regulations that could affect the death care industry. Several states and regulatory agencies have considered or are considering regulations that could require more liberal refund and cancellation policies for preneed sales of products and services, limit or eliminate the ability of the Company to use surety bonding, increase trust requirements and prohibit the common ownership of funeral homes and cemeteries in the same market. If adopted by the regulatory authorities of the jurisdictions in which the Company operates, these and other possible proposals could have a material effect on the Company, its financial condition, its results of operations and its future prospects.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC

December 17, 2002	/s/ Michael G. Hymel

Michael G. Hymel
Vice President Chief Accounting Officer Corporate Controller